EX-10.4
                              PROMISSORY NOTE


Credit Line of not more than: $2,500,000                     July 15, 1999

FOR VALUE RECEIVED, the undersigned, Platforms International Corporation, an Oklahoma Corporation, of 8939 S. Sepulveda Blvd., Suite 532, Los Angeles, CA 90045, promises to pay to the order of William C. Martin, at 16430 Ventura Blvd., Suite 306, Encino, California 91436, or such other place as the holder may designate in writing to the undersigned, the principal sum of the outstanding advances, together with five shares of Platforms International Corporation's common stock for each dollar advanced under this agreement. Payments shall be made whenever the borrower is capable of and applied against principal only in the amount the borrower can reasonably afford and at times that are mutually agreeable commencing as soon as possible. The entire principal amount shall be repaid on or before January 1, 2001.

Payments of cash shall be applied to the balance to principal. The share of common stock of Platforms International Corporation due under this Note shall be issued whenever the authorized but unissued shares are sufficient to do so.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

In the event of any default by the undersigned in the payment of principal or shares of common stock when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, of or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable and the about then due shall accrue interest until payment at the rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is less.

No collateral will be provided.

First amendment to the "PROMISSORY NOTE" dated July 15, 1999, issued to William C. Martin by Platforms International Corporation, an
Oklahoma Corporation, for a Credit Line of not more than
$2,500,000.00

Whereas both William C. Martin and Platforms Wireless International Corporation (formally Platforms International Corporation) agree that the credit line of not more than $2,500,000.00 should be increased to not more than $5,000,000;

Whereas both parties to the note dated July 15, 1999 further agree that the rest of the note requires no changes.

Now, therefore, both William C. Martin and Platforms Wireless
International Corporation agree that the note now should read "a credit line of not more than $5,000,000 as of July 15, 2000.



Agreed to: /s/  William C. Martin                        Date: July 15, 1999
           William C. Martin


Agreed to: /s/  Charles B. Nelson                        Date: July 15, 1999
           Charles B. Nelson, CFO & Sr. Vice President
           Platforms International Corporation